EXHIBIT 10.49
AMENDMENT TO
STOCK COMPENSATION PLAN
CITIZENS REPUBLIC BANCORP, INC.
     This Amendment to the Stock Compensation Plan (the “Plan”) of Citizens Republic Bancorp, Inc. (the “Company”) is made this 10th day of December, 2008 pursuant to Section 7.07 of the Plan, and was approved by the Company’s Board of Directors on such date.
     The first sentence of Section 1.05 of the Plan be and hereby is amended and restated in its entirety to read as follows:
The number of shares of Company Common Stock available for grants and awards under this Plan shall be 6,000,000; provided, however, that the number of shares subject to Restricted Stock Awards, Restricted Stock Units and Performance Awards under this Plan shall not exceed 2,000,000.
     In witness whereof, the Company has caused this amendment to be executed as of December 10, 2008.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher
Its:	Executive Vice President,
General Counsel and Secretary